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                                                                    EXHIBIT (11)


                   COMPUTATIONS OF EARNINGS PER COMMON SHARE

                      RUSSELL CORPORATION AND SUBSIDIARIES


                                                      Year Ended
                                       -----------------------------------------
                                        January 3      January 4     December 30
                                           1998           1997           1995
                                       -----------    -----------    -----------
Basic:
  Net Income                           $54,447,859    $81,575,837    $54,117,229
                                       ===========    ===========    ===========

  Average Common Shares
   Outstanding                         $36,879,901    $38,469,009    $39,097,574
                                       ===========    ===========    ===========

  Earnings per Share-Basic             $      1.48    $      2.12    $      1.38
                                       ===========    ===========    ===========

Diluted:

  Net Income                           $54,447,859    $81,575,837    $54,117,229
                                       ===========    ===========    ===========

  Average Common Shares
   Outstanding                          36,879,901     38,469,009     39,097,574

  Net effect of dilutive
   stock options                           167,532        183,949        208,981
                                       -----------    -----------    -----------

  Total                                $37,047,433    $38,652,958    $39,306,555
                                       ===========    ===========    ===========

  Earnings per Share-Diluted           $      1.47    $      2.11    $      1.38
                                       ===========    ===========    ===========






                                      IV-9